EXHIBIT 10.23

VERITIV CORPORATION
FORM OF PERFORMANCE SHARE AWARD AGREEMENT
(Adjusted EBITDA Performance Shares)
This certifies that Veritiv Corporation (the “Company”) grants to the Grantee named below, subject to the provisions of the Veritiv Corporation 2014 Omnibus Incentive Plan (the “Plan”) and this Performance Share Award Agreement (this “Award Agreement”), including the attached terms and conditions (which are incorporated herein and made a part of this Award Agreement), an Award of the target number of Performance Shares (the “Performance Shares”) set forth below on the Grant Date set forth below. Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan. This Award represents the contingent right to receive a number of Shares equal to all, a portion or a multiple (not to exceed 200%) of the target number of Performance Shares, subject to the achievement of the applicable Performance Goals based on Adjusted EBITDA (as defined below) and the other terms and conditions of this Award Agreement and the Plan.1

Name of Grantee:	[•]

Target Number of

Performance Shares:	[•]

Grant Date:	[•]

Performance Periods:	January 1, [•] to December 31, [•],

January 1, [•] to December 31, [•], and

January 1, [•] to December 31, [•]

Adjusted EBITDA:
The Company’s earnings before interest, income taxes, depreciation and amortization, restructuring charges (income), non-restructuring stock-based compensation expense, LIFO (income) expense, asset impairment charge, non-restructuring severance charges, (gain) loss on sale of joint venture, merger and integration expenses, purchase accounting adjustments, loss from discontinued operations, net of income taxes, and such other adjustments as may be permitted in determining the Company’s “Consolidated EBITDA” pursuant to that certain ABL Credit Agreement dated July 1, 2014 among the Company and certain other parties named therein (as the same may be amended from time to time); provided, however that no adjustment will be made that would cause the Performance-Based Award to lose any otherwise available qualification as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

1Awards to executives outside the U.S. to provide for cash settlement, instead of settlement in Shares.

Vesting Date:	[•], or such earlier date after the end of the last Performance Period as determined by the Administrator, in its sole discretion.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Grant Date, and the Grantee has also executed this Award Agreement.

VERITIV CORPORATION

__________________________________
By:
Title:

I acknowledge that I have received a copy of the Plan and that I have carefully reviewed the terms of this Award Agreement (including the attached terms and conditions) and wish to be eligible to receive the Award described herein. I agree to comply with the terms of this Award Agreement (including the attached terms and conditions) in order to be eligible to receive this Award.

GRANTEE

___________________________________
Print Name: _________________________

VERITIV CORPORATION
TERMS AND CONDITIONS OF
PERFORMANCE SHARE AWARD
(Adjusted EBITDA Performance Shares)

Veritiv Corporation (the “Company”) has granted an Award of Performance Shares under the Plan to the Grantee named in this Award Agreement, subject to the provisions of the Plan and the terms and conditions set out below, which are incorporated into and made a part of this Award Agreement. Capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

1.    Performance Goals; Allocation of Performance Shares to Performance Periods; Adjustments.

(a)    Within ninety (90) days after the beginning of each of the three Performance Periods set forth in this Award Agreement (each a “Performance Period” and collectively, the “Performance Periods”), the Company shall establish a Performance Goal based on the achievement of specified levels of Adjusted EBITDA (as defined in this Award Agreement) for the applicable Performance Period, which Performance Goal (including a performance matrix specifying the applicable threshold, target and maximum performance and payout levels) will be set forth on an Exhibit to this Award Agreement and communicated to the Grantee. In addition, if the Grantee’s Performance Shares are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Administrator may establish (no later than the expiration of the applicable 90-day period described above) such additional objective, pre-established Performance Goal(s) and such other terms and conditions intended to cause the Performance Shares to qualify as “performance-based compensation”, and any such additional Performance Goal(s) and/or terms and conditions shall be set forth on an Exhibit to this Award Agreement and shall be applicable and controlling, notwithstanding any other provision of this Award Agreement to the contrary.
(b)    One-third of the target number of Performance Shares will be allocated to each of the three Performance Periods (subject to such rounding conventions as may be maintained by the Company from time to time). With respect to each Performance Period, the Grantee's right to receive a credit of all, a portion or a multiple (not to exceed 200%) of the target number of Performance Shares allocated to that Performance Period shall be contingent upon the level of achievement of the applicable Performance Goal, as determined by the Administrator in accordance with this Award Agreement.
(c)    The Administrator may in its sole discretion modify the Performance Goal or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Affiliates, the manner in which it conducts its business, or other events or circumstances; or (ii) in the event that the Grantee’s responsibilities materially change. Notwithstanding the foregoing, if the Administrator has designated the Grantee’s Performance Shares as intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, then no modification shall be made pursuant to this Section 1(c) that would cause the Performance Shares to fail to so qualify.

2.    Crediting of Performance Shares.

(a)     Within ninety (90) days after the end of each Performance Period, the Administrator shall determine in writing the extent, if any, to which the applicable Performance Goal has been satisfied and shall determine the number (if any) of Performance Shares that have been earned in accordance with this Award Agreement for the applicable Performance Period, which earned Performance Shares shall be credited to a notional account established for the Grantee, effective no later than March 31 of the calendar year immediately following the end of the applicable Performance Period. Each Performance Share credited to the Grantee’s account pursuant to this Award Agreement shall represent the contingent right to receive one Share, subject to the terms and conditions of the Plan and this Award Agreement, and shall at all times be equal in value to one Share.
(b)    Except as otherwise provided in Sections 3(b) or 3(d) hereof, the Performance Shares allocated to a Performance Period shall be forfeited automatically without further action or notice to the extent that such Performance Shares are not earned pursuant to this Award Agreement based upon the achievement of the Performance Goal for the applicable Performance Period.

3.    Vesting.

(a)    The Performance Shares (if any) credited to the Grantee’s account pursuant to Section 2 hereof shall become vested and nonforfeitable on the Vesting Date set out in this Award Agreement, provided that the Grantee remains in the continuous employment or other service of the Company and its Subsidiaries through the Vesting Date, except as otherwise provided herein.

(b)    Notwithstanding Section 3(a), if the Grantee’s continuous employment or other service with the Company and its Subsidiaries terminates prior to the Vesting Date as a result of the Grantee’s death, a pro rata portion of the Performance Shares shall become vested, determined by multiplying the target number of Performance Shares by a fraction, the numerator of which is the number of days of continuous employment or other service completed by the Grantee after the Grant Date of the Performance Shares and the denominator of which is 1096.

(c)    Notwithstanding Section 3(a), if the Grantee’s continuous employment or other service with the Company and its Subsidiaries terminates prior to the Vesting Date as a result of the Grantee’s Disability or Retirement (defined as the Grantee’s voluntary termination of employment with the consent of the Administrator (or the Administrator’s delegate) at or after age 60 with at least five years of service with the Company and its Subsidiaries), a pro rata portion of the Performance Shares shall become vested, effective as of December 31, 2017, determined by multiplying the number of Performance Shares that would have been earned pursuant to Section 2 hereof, based upon actual achievement of the applicable Performance Goals if the Grantee had remained in the continuous employment or other service of the Company and its Subsidiaries through the last day of the third Performance Period, by a fraction, the numerator of which is the number of days of continuous employment or other service completed by the Grantee after the Grant Date of the Performance Shares and the denominator of which is 1096.

(d)    In the event of a Change in Control prior to the Vesting Date:

(i)    If the Performance Shares are honored, assumed or substituted in the form of an Alternative Award, and the Grantee’s continuous employment or other service with the Company and its Subsidiaries is terminated after the Change in Control and prior to the Vesting Date (A) by the Company or a Subsidiary without Cause, or (B) if the Grantee is covered by a severance plan, employment agreement or offer letter with the Company or a Subsidiary that provides for severance benefits in the event of a termination by the Grantee for Good Reason, by the Grantee for Good Reason, then the Performance Shares, to the extent not previously vested or forfeited, will vest, without pro ration and effective upon such termination of the Grantee’s employment with the Company and its Subsidiaries, as follows: (x) with respect to any Performance Period completed prior to the date of such termination of employment, the number of Performance Shares earned pursuant to Section 2 hereof, based upon actual achievement of the applicable Performance Goals with respect to such Performance Period, shall become vested, and (y) with respect to any Performance Period not completed prior to the date of such termination of employment, the portion of the target number of Performance Shares allocated to such Performance Period shall become vested.

(ii)    If the Performance Shares are not honored, assumed or substituted in the form of an Alternative Award, then the target number of Performance Shares will vest in full, without pro ration, effective upon such Change in Control.

(e)    For purposes of this Section 3, the continuous employment or other service of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an Employee of the Company and its Subsidiaries, by reason of the transfer of his or her employment or other service among the Company and its Subsidiaries.

4.    Forfeiture of Performance Shares.

(a)    Except as otherwise provided in Section 3 of this Award Agreement or as otherwise determined by the Committee or as otherwise provided in the Grantee’s employment agreement (if any) with the Company or a Subsidiary (including, without limitation, an offer letter), or as otherwise provided in a Company severance or other agreement (if any) to which the Grantee is a party or a participant, the Performance Shares will automatically be forfeited without further action by the Company or the Grantee if the Grantee’s employment or other service with the Company and its Subsidiaries terminates for any reason (including, without limitation, in the event of termination of the Grantee’s employment or other service by the Company or a Subsidiary for Cause) prior to the Vesting Date.

(b)    If the Company determines that the Grantee has committed an act of Misconduct either during employment or other service or within 180 days thereafter, the Company or Affiliate may cause the Performance Shares to be forfeited or, if paid, is entitled to repayment of the Performance Shares previously paid under this Award Agreement (by return of any Shares delivered pursuant to this Award Agreement or by repayment in cash equal to the Fair Market Value as of the date of repayment of the number of Shares delivered pursuant to this Award Agreement that have been disposed of by the Grantee) within 30 days of the issuance of a letter by the Company to the Grantee claiming such Misconduct and demand for repayment. For purposes of this Award Agreement, “Misconduct” shall be determined by the Company in its sole discretion and shall include, but not be limited to, any act detrimental to the business or reputation of the Company, any act determined to be a deliberate disregard of the Company’s or Affiliate’s rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the Grantee.

(c)    The Company shall have the sole and absolute discretion to take action or not to take action pursuant to this Section 4 upon discovery of Misconduct, and its determination not to take action in any particular instance shall not in any way limit its authority to cause the forfeiture of the Performance Shares or to recoup the Award by sending a notice in any other instance.

(d)    The Performance Shares shall be subject to any generally applicable policies as to forfeiture, recoupment or “clawback” adopted by the Company or an Affiliate that are communicated to the Grantee or any such policy adopted to comply with applicable law.

(e)    Further, as a convenience and benefit to the Grantee in facilitating the repayment, the Grantee hereby authorizes the Company or Affiliate to withhold funds from any remaining payroll compensation, including pay for unused vacation, to be applied toward any repayment pursuant to this Section 3, where the law allows.

5.    Payment of Performance Shares. Except as otherwise may be provided pursuant to Section 7 hereof, on the Vesting Date, or within seventy (70) days after such earlier date as the Performance Shares become vested in accordance with Section 3 hereof (and in any case after the Administrator’s written certification of the achievement of the applicable Performance Goals pursuant to Section 2 hereof), the Company will deliver to the Grantee (or to the Grantee’s estate in the event of death) the Shares underlying the vested Performance Shares.

6.     Shareholder Rights. The Company's obligations with respect to the Performance Shares shall be satisfied in full upon payment of the Performance Shares in accordance with Section 5 hereof. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Shares to which the Performance Shares relate until such time as such Shares have been delivered to the Grantee in accordance with Section 5 hereof. The rights of the Grantee hereunder will be no greater than those of an unsecured general creditor of the Company. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.

7.    Section 409A of the Code. The Company intends that each Award of Performance Shares will be exempt from or comply with the requirements of Section 409A of the Code, and this Award Agreement shall be interpreted and administered in accordance with such intent. In particular, and notwithstanding any other provision of this Award Agreement to the contrary: (a) the phrase “termination of employment or other service” or words of similar import shall mean the Grantee’s “separation from service” with the Company within the meaning of Section 409A of the Code; (b) if the Grantee is a “specified employee” at the time of his or her “separation from service” with the Company (as determined by the Company in accordance with Section 409A of the Code), then, to the extent necessary to comply with Section 409A of the Code, any Performance Shares otherwise payable as a result of the Grantee’s separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after the Grantee’s separation from service (or if earlier, within 70 days after the Grantee’s death); and (c) to the extent required to comply with Section 409A of the Code, any Performance Shares otherwise payable as a result of a Change in Control shall not be paid at such time unless the Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and payment at such time is otherwise permitted without the imposition of additional tax under Section 409A of the Code (and if payment of Performance Shares that become vested upon a Change in

Control is not so permitted, payment of such vested Performance Shares will be made on the earlier of the Vesting Date or within 70 days after the Grantee’s separation from service (subject to any six-month delay required for a specified employee as provided herein)). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Performance Shares is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Grantee (or any other individual claiming a benefit through the Grantee) as a result of this Award Agreement or the Performance Shares granted hereunder.

8.    Tax Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Performance Shares. The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Performance Shares or the delivery of Shares pursuant to this Award Agreement. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Award Agreement, then, except as otherwise provided below, the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Shares under this Award Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from the amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

9.    No Employment Contract. Nothing contained in this Award Agreement or the Plan shall confer upon the Grantee any right with respect to continuance of employment by, or other service with, the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or other service or adjust the compensation of the Grantee, in each case with or without Cause.

10.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Award Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11.     Transferability. The Performance Shares will not be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. The Performance Shares will not in any manner be liable for or subject to the debts, liabilities, or torts of the Grantee.

12.    Adjustments. The number and kind of Performance Shares are subject to adjustment as provided in Section 4.3 of the Plan; provided that if the Administrator has designated the Grantee’s Performance Shares as intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, then no adjustment shall be made pursuant to this Section 12 that would cause the Performance Shares to fail to so qualify.

13.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Performance Shares and, notwithstanding any other provision of this Award, the Company shall not be obligated to deliver any Shares pursuant to this Award Agreement if the delivery of Shares would result in a violation of any such law or listing requirement.

14.     Successors. The obligations of the Company under this Award Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

15.    Severability. If any provision of this Award Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

16.    Relation to Plan. This Award Agreement and the Performance Shares granted hereunder are subject to the terms and conditions of the Plan. This Award Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. The Administrator, acting pursuant to the Plan, have the right to determine any questions which arise in connection with the grant of the Performance Shares.

17.     Governing Law. This Award Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

18.     Amendment. Subject to the terms of the Plan, the Committee may modify this Award Agreement upon written notice to the Grantee; provided that if the Administrator has designated the Grantee’s Performance Shares as intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, then no amendment shall be made pursuant to this Section 18 that would cause the Performance Shares to fail to so qualify. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing (and except as otherwise may be provided in the Plan), no amendment of the Plan or this Award Agreement shall adversely impair any rights of the Grantee under this Award Agreement without the Grantee’s written consent.

19.    No Fractional Shares. Fractional Shares or units will be subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total Shares issued exceed the total units granted under this Award Agreement.

20.    Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

21.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with any Award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Company’s Senior Vice President, General Counsel and Corporate Secretary, this consent shall be effective for the duration of the Award. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

* * * * * * * *

EXHIBIT 10.23

EXHIBIT A
Adjusted EBITDA Performance Goal for [•] Performance Period

The Adjusted EBITDA Performance Goal applicable to the Performance Shares allocated to the Performance Period from January 1, [•] to December 31, [•] shall be the Company’s achievement of Adjusted EBITDA of at least $[•], with the number of Performance Shares earned, if any, with respect to that Performance Period to be determined by the Administrator after the end of the Performance Period in accordance with the performance matrix set forth below:

Performance Level	Adjusted EBITDA	Payout % of Target
Below Threshold	less than $[•]	0%
Threshold	$[•]	50%
Target	$[•]	100%
Maximum or above	$[•] or more	200%

Performance Shares earned for Adjusted EBITDA performance results between the levels set forth above will be interpolated on a straight-line basis.